Exhibit 4.3

NINTH SUPPLEMENTAL INDENTURE

Dated as of May 16, 2024

to

INDENTURE

Dated as of March 14, 2014

Between

W. P. Carey Inc., as Issuer

and

U.S. Bank Trust Company, National Association, as Trustee

TABLE OF CONTENTS

Section 610	Electronic Signatures	22

i

NINTH SUPPLEMENTAL INDENTURE

This Ninth Supplemental Indenture, dated as of May 16, 2024 (this “Ninth Supplemental Indenture”), between W. P. Carey Inc., a Maryland corporation (the “Company”), and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank, National Association, as trustee (the “Trustee”), supplements that certain Indenture, dated as of March 14, 2014, by and between the Company and the Trustee (the “Original Indenture” and, together with this Ninth Supplemental Indenture, the “Indenture”).

RECITALS

The Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured and unsubordinated debentures, notes or other evidences of indebtedness (the “Securities”), unlimited as to principal amount, to bear such fixed or floating rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as provided for in the Indenture;

The Indenture provides that the Securities shall be in the form as may be established by or pursuant to a Board Resolution and set forth in an Officer’s Certificate or as may be established in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture;

The Company, Elavon Financial Services DAC, UK Branch and the Trustee have executed and delivered the Paying Agency Agreement dated as of May 16, 2024, to appoint Elavon Financial Services DAC, UK Branch as Paying Agent for the Notes (as defined below), and the Trustee as Registrar and Transfer Agent for the Notes;

The parties are entering into this Ninth Supplemental Indenture to establish the terms of the Securities created on the date of this Ninth Supplemental Indenture; and

The Company has determined to issue and deliver, and the Trustee shall authenticate, a series of Securities designated as the Company’s “4.250% Senior Notes due 2032” (hereinafter called the “Notes”), pursuant to the terms of this Ninth Supplemental Indenture and substantially in the form as herein set forth, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this Ninth Supplemental Indenture.

NOW, THEREFORE, THIS NINTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises stated herein, the parties hereto hereby enter into this Ninth Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Notes as follows:

Article One

DEFINITIONS

Section 101 Certain Terms Defined in the Indenture.

For purposes of this Ninth Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Original Indenture, as amended and supplemented hereby.

Section 102 Definitions.

For all purposes of this Ninth Supplemental Indenture:

“Accrual Period” means the relevant period for which interest is to be calculated.

“Acquired Debt” means Debt of a Person:

(1)	existing at the time such Person is merged or consolidated with or into the Company or any of its Subsidiaries or becomes a Subsidiary of the Company; or

(2)	assumed by the Company or any of its Subsidiaries in connection with the acquisition of assets from such Person.

Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into the Company or any of its Subsidiaries or becomes a Subsidiary of the Company or the date of the related acquisition, as the case may be.

“Additional Amounts” has the meaning set forth in Section 503 of this Ninth Supplemental Indenture.

“Annual Debt Service Charge” means, for any period, the interest expense of the Company and its Subsidiaries on a pro forma basis for such period (determined on a consolidated basis in accordance with GAAP).

“Business Day” means any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close and (ii) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer system (known as T2), or any successor thereto, is open.

“Capitalization Rate” means 7.50%.

“Certificated Notes” has the meaning set forth in Section 501(3) of this Ninth Supplemental Indenture.

“Clearing System” means Euroclear or Clearstream, as the case may be and/or any additional or alternative clearing system approved by the Company, the Trustee and the Paying Agent (provided that such additional or alternative clearing system must also be authorized to hold the Notes as eligible collateral for Eurosystem monetary policy and intra-day credit operations) collectively.

“Clearstream” means Clearstream Banking, S.A. and its successors.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a Federal Government Bond of the Bundesrepublik Deutschland (a “German government bond”) whose maturity is closest to the maturity of the Notes to be redeemed (assuming the Notes matured on the Par Call Date), or if the Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by such Independent Investment Banker, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an Independent Investment Banker.

“Consolidated EBITDA” means the Net Income (Loss) of the Company and its Subsidiaries on a pro forma basis for the applicable period, plus (a) the sum of the following amounts of the Company and its Subsidiaries on a pro forma basis for such period (determined on a consolidated basis in accordance with GAAP) to the extent included in the determination of such Net Income (Loss): (i) depreciation expense, (ii) amortization expense and other non-cash charges, (iii) interest expense, (iv) income tax expense, (v) extraordinary losses and other non-recurring charges (and other losses on asset sales not otherwise included in extraordinary losses and other non-recurring charges), (vi) non-controlling interests, and (vii) adjustments as a result of the straight lining of rents, less (b) extraordinary gains (including, without limitation, gains on asset sales and gains resulting from the early extinguishment of indebtedness, in each case not otherwise included in extraordinary gains) of the Company and its Subsidiaries on a pro forma basis for such period (determined on a consolidated basis in accordance with GAAP) to the extent included in the determination of such Net Income (Loss).

“CSK” means Euroclear or Clearstream acting in the capacity of common safekeeper of the Global Note for the Clearing Systems or a person nominated by the Clearing Systems to perform the role of common safekeeper.

“Day Count Convention” means “ICMA Actual/Actual” as referred to in the rulebook of the International Capital Market Association, and applies in all circumstances where the Accrual Period is equal to or shorter than the Determination Period during which it falls. The Day Count Convention will be calculated on the basis of the number of days in the Accrual Period divided by the number of days in such Determination Period.

“Debt” means, any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of:

(1)	borrowed money or evidenced by bonds, notes, debentures, loan agreements or similar instruments;

(2)	indebtedness secured by any Lien on any property or asset owned by the Company or any Subsidiary, but only to the extent of the lesser of the amount of indebtedness so secured and the fair market value (determined in good faith by the board of directors of the Company or a duly authorized committee thereof) of the property subject to such Lien;

(3)	reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

(4)	any lease of property by the Company or any Subsidiary as lessee which is required to be reflected on the consolidated balance sheet of the Company as a finance lease in accordance with GAAP,

and also includes, to the extent not otherwise included, any non-contingent obligation of the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person other than the Company or any Subsidiary (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever such Person shall create, assume, guarantee or otherwise become liable in respect thereof).

“Determination Period” means the period from and including July 23 in any year to but excluding the next July 23. For the avoidance of doubt, the first Determination Period shall be the period from and including July 23, 2023 to but excluding July 23, 2024.

“Euro” or “€” means the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the Treaty on the Functioning of the European Union, as amended.

“Euroclear” means Euroclear Bank SA/NV and its successors, as operator of the Euroclear system.

“Funded Debt” means any indebtedness for borrowed money that is (i) in the form of, or represented by, bonds, notes, debentures or other debt securities and has an aggregate principal amount outstanding of at least $50 million or (ii) incurred pursuant to a credit agreement or other agreement providing for revolving credit loans, term loans or other debt and has an aggregate principal amount outstanding or committed of at least $50 million; excluding, in each instance, indebtedness of the Operating Partnership owed to the Company, if any.

“GAAP” means generally accepted accounting principles in the United States of America as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination, consistently applied.

“Global Note” has the meaning set forth in Section 501(1) of this Ninth Supplemental Indenture.

“Independent Investment Banker” means an independent investment banking institution of international standing appointed by the Company.

“Lease”  means a lease, license, concession agreement or other agreement providing for the use or occupancy of any portion of any Project, including all amendments, supplements, modifications and assignments thereof and all side letters or side agreements relating thereto.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement or other encumbrance of any kind.

“Managed REIT” means a REIT managed or advised by the Company or any of its Subsidiaries.

“Management Contract” means a management contract or advisory agreement under which the Company or any of its Subsidiaries provides management and advisory services to a third party, consisting of management of properties or provision of advisory services on property acquisition and dispositions, equity and debt placements and related transactional matters.

“Management Revenues” means, for any period, an amount equal to the aggregate sum of revenues for such period earned by the Company and its Subsidiaries on a pro forma basis from providing management and advisory services under Management Contracts (determined on a consolidated basis in accordance with GAAP), including asset management revenue, performance revenue, structuring revenue, advisor’s participation in cash flow (if any), interest income or any revenue earned as stipulated in a Management Contract and booked for financial reporting purposes, and distributions received for such period related to the ownership of equity in managed funds and Managed REITs but excluding revenue related to reimbursed costs; provided, however, that Management Revenues shall exclude any revenues earned under Management Contracts, or distributions received, by the Company and its Subsidiaries on a pro forma basis from a current Subsidiary that has not been a Subsidiary for the entirety of such period.

“Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of Euro as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

“Net Income (Loss)” means the aggregate of net income (or loss) of the Company and its Subsidiaries on a pro forma basis for the applicable period (determined on a consolidated basis in accordance with GAAP).

“Office of the Paying Agent” means, initially, the office of Elavon Financial Services DAC, UK Branch, located at 125 Old Broad Street, Ninth Floor, London EC2N 1AR, United Kingdom.

“Operating Partnership” means a limited partnership or limited liability company through which the Company will operate if the Company elects to complete an UPREIT Reorganization.

“Operating Partnership Guarantee” has the meaning set forth in Section 401 of this Ninth Supplemental Indenture.

“Par Call Date” has the meaning set forth in Section 504 of this Ninth Supplemental Indenture.

“Paying Agent” means Elavon Financial Services DAC, UK Branch, as Paying Agent for the Notes, or any successor entity appointed by the Company as Paying Agent for the Notes in London.

“Project” means any office, industrial/manufacturing facility, educational facility, retail facility, distribution/warehouse facility, assembly or production facility, hotel, day care center, storage facility, health care/hospital facility, restaurant, radio or TV station, laboratory, theater, broadcasting/communication facility (including any transmission facility), any combination of any of the foregoing, or any land to be developed into any one or more of the foregoing pursuant to a written agreement with respect to such land for a transaction involving a Lease (or franchise agreement, in the case of a hotel), in each case owned, directly or indirectly, by any of the Company or its Subsidiaries.

“Property EBITDA” means, for any period, an amount equal to Consolidated EBITDA plus corporate level general and administrative expenses less Management Revenues.

“Registrar” means U.S. Bank Trust Company, National Association, as Registrar for the Notes, or any successor entity appointed by the Company as Registrar for the Notes.

“Regular Record Date” means the date that is (i) in the case of Notes represented by the Global Note, at the close of business on the clearing system business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the relevant Interest Payment Date and (ii) in all other cases, 15 calendar days prior to the relevant Interest Payment Date.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856 et seq. of the Code.

“Subsidiary” means any Person (as defined in the Original Indenture but excluding an individual), a majority of the outstanding voting stock, partnership interests, membership interests or other equity interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company and/or by one or more other Subsidiaries of the Company, as the case may be, that is consolidated in the financial statements of the Company in accordance with GAAP and any other Persons that are consolidated with the Company for purposes of GAAP; provided, however, that calculations with respect to a current Subsidiary that has not been a Subsidiary for the entire period covered by such calculation applicable to the Notes shall be calculated on a pro forma basis as if such Subsidiary was a Subsidiary as of the first day of such period. For the purposes of this definition, “voting stock, partnership interests, membership interests or other equity interests” means stock or interests having voting power for the election of directors, trustees or managers (or similar members of the governing body of such Person), as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Total Asset Value” means, as of any date, the sum of, without duplication:

(1)	in respect of Projects owned or ground-leased by the Company and its Subsidiaries for at least four fiscal quarters (whether or not the applicable Subsidiary of the Company has been a Subsidiary of the Company for at least four fiscal quarters), the Property EBITDA (excluding any EBITDA attributable to investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities) for such Projects for the previous four consecutive fiscal quarters divided by the Capitalization Rate;

(2)	in respect of Projects owned or ground-leased by the Company and its Subsidiaries for less than four fiscal quarters, the cost (original cost plus capital improvements) of such Projects and related intangibles, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP; and

(3)	for all other assets of the Company and its Subsidiaries, excluding accounts receivable and intangible assets, the value as determined in accordance with GAAP.

“Total Unencumbered Asset Value” means, as of any date, the sum of, without duplication:

(1)	in respect of Projects owned or ground-leased by the Company and its Subsidiaries for at least four fiscal quarters (whether or not the applicable Subsidiary of the Company has been a Subsidiary of the Company for at least four fiscal quarters) and which are not subject to a Lien, the Property EBITDA (excluding any EBITDA attributable to investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities) for such Projects for the previous four consecutive fiscal quarters divided by the Capitalization Rate;

(2)	in respect of Projects owned or ground-leased by the Company and its Subsidiaries for less than four fiscal quarters and which are not subject to a Lien, the cost (original cost plus capital improvements) of such Projects and related intangibles, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP; and

(3)	for all other assets of the Company and its Subsidiaries not subject to a Lien, excluding accounts receivable and intangible assets, the value as determined in accordance with GAAP,

all determined on a consolidated basis in accordance with GAAP; provided, however, that, all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Asset Value.

“Trustee” has the meaning set forth in the first paragraph of this Ninth Supplemental Indenture.

“United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof).

“United States person” means: any individual who is a citizen or resident of the United States for U.S. federal income tax purposes; a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, including an entity treated as a corporation for United States income tax purposes; or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

“Unsecured Debt” means Debt of the Company or any of its Subsidiaries that is not secured by a Lien on any property or assets of the Company or any of its Subsidiaries.

“UPREIT Reorganization” means a reorganization of the Company into an umbrella partnership real estate investment trust where the Company will operate through the Operating Partnership.

Article Two

AMENDMENT TO THE ORIGINAL INDENTURE

Section 201 Amendment to Section 501 Relating to Events of Default. Section 501(5) of the Original Indenture is amended and restated with respect to the Notes issued on the date hereof, to read as follows:

(5)            a failure by the Company to pay any recourse Indebtedness (for purposes of this Article Two, as defined in Article One of the Original Indenture) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) for money borrowed by the Company in an outstanding principal amount in excess of $50,000,000, or a default under any such Indebtedness resulting in the acceleration prior to the stated maturity of the principal amount of such Indebtedness in excess of $50,000,000, in each case, after the expiration of any applicable grace period, and such Indebtedness is not discharged or such default in payment or acceleration is not cured or rescinded within 60 days after written notice to the Company by the Trustee or to the Company and the Trustee from Holders of at least 25% in aggregate principal amount of Notes then outstanding;

Section 202 Additional Amounts and Events of Default. Notwithstanding Section 501(2) of the Original Indenture, all Additional Amounts, if any, payable in respect to the Notes will be treated as additional interest on the Notes, and therefore, any failure by the Company to pay Additional Amounts in respect to the Notes when due will be entitled to the same 30 day grace period to which a failure to pay interest on the Notes when due would be entitled as set forth in Section 501(1) of the Original Indenture. As a result, any failure by the Company to pay Additional Amounts in respect of the Notes (including, without limitation, Additional Amounts payable in respect of principal of or premium, if any, on the Notes) when due will not be an Event of Default with respect to the Notes under the Indenture unless such default continues for 30 days.

Section 203 Notice of Event of Default. Within 30 days after becoming aware of the occurrence of any Event of Default, or any default that with notice or the lapse of time, or both, would be an Event of Default, the Company shall be required to deliver to the Trustee an Officer’s Certificate setting forth the details of such Event of Default or default, as the case may be, its status and the action that the Company is taking or proposes to take, if any, in respect thereof.

Section 204 Amendment to Section 402 Relating to Defeasance and Covenant Defeasance. Section 402(2) of the Original Indenture is amended and restated with respect to the Notes issued on the date hereof, by replacing the reference to “subclauses (i) through (iv)” in the second sentence of the paragraph with “subclauses (i) through (vi)” and by the addition of the following at the end of the second-to-last sentence:

; (v) the obligation to register the transfer or exchange of notes as set forth in Section 305 and (vi) the obligation to replace temporary or mutilated, destroyed, lost or stolen securities as set forth in Section 306.

Article Three

CERTAIN COVENANTS

In addition to the covenants set forth in Sections 1001 through 1003, inclusive, of the Original Indenture, there are established the following covenants for the benefit of Holders of the Notes and to which such Notes shall be subject and to which Sections 402(3) and 1005 of the Original Indenture shall apply:

Section 301 Limitation on Incurrence of Debt. The Company shall not, and shall not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of its and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 60% of its and its Subsidiaries’ Total Asset Value.

Section 302 Limitation on the Incurrence of Secured Debt. In addition to the limitation set forth in Section 301 above, the Company shall not, and shall not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of its or any of its Subsidiaries’ property or assets if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of its and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) secured by a Lien on any of its or its Subsidiaries’ property or assets is greater than 40% of its and its Subsidiaries’ Total Asset Value.

Section 303 Limitation on the Incurrence of Debt Based on Consolidated EBITDA to Annual Debt Service Charge. In addition to the limitations set forth in Sections 301 and 302 above, the Company shall not, and shall not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the ratio of Consolidated EBITDA to Annual Debt Service Charge (determined on a consolidated basis in accordance with GAAP) for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such Debt is to be incurred (for which consolidated financial statements have been filed with the Commission on Form 10-K or Form 10-Q, as the case may be, or, if such filing is not permitted under the Exchange Act, with the Trustee) shall have been less than 1.5:1, calculated on the following assumptions: (1) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Company or any of its Subsidiaries since the first day of such four consecutive fiscal quarterly period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period; (2) the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of such four consecutive fiscal quarterly period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period); and (3) in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets with a fair market value in excess of $1.0 million since the first day of such four consecutive fiscal quarterly period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the calculation described above or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate (to the extent such Debt has been hedged to bear interest at a fixed rate, only the portion of such Debt, if any, that has not been so hedged), then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire such four consecutive fiscal quarterly period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period.

Section 304 Maintenance of Unencumbered Asset Value. The Company shall not have at any time Total Unencumbered Asset Value of less than 150% of the aggregate principal amount of all of its and its Subsidiaries’ outstanding Unsecured Debt (determined on a consolidated basis in accordance with GAAP).

Section 305 Reports by the Company. To the extent there exists any Outstanding Notes, if the Company is subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, the Company shall deliver to the Trustee the annual reports, quarterly reports and other documents which the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) or any successor provision, within 15 days after the date that the Company files the same with the Commission. If the Company is not subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, and for so long as there exist any Outstanding Notes, the Company shall deliver to the Trustee the quarterly and annual financial statements and accompanying Item 303 of Regulation S-K (“management’s discussion and analysis of financial condition and results of operations”) disclosure that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q required to be filed with the Commission if the Company was subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, within 15 days of the filing date that would be applicable to the Company at that time pursuant to applicable Commission rules and regulations.

Reports and other documents filed with the Commission via the EDGAR system shall be deemed to be delivered to the Trustee as of the time of such filing via EDGAR for purposes of this Section 305; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants relating to the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Article Four

POSSIBLE FUTURE OPERATING PARTNERSHIP GUARANTEE

Section 401 Possible Future Operating Partnership Guarantee. Upon and following consummation of the UPREIT Reorganization, if the Operating Partnership incurs or assumes any recourse Funded Debt, or guarantees or otherwise becomes obligated with respect to any other entity’s Funded Debt, then the Company shall cause the Operating Partnership, within 10 Business Days of such incurrence, assumption, guarantee or other action, to (i) execute and deliver to the Trustee a supplemental indenture, in form reasonably satisfactory to the Trustee, pursuant to which the Operating Partnership shall fully, unconditionally and irrevocably guarantee all of the payment and other obligations under the Notes in a timely manner on a senior unsecured basis on terms consistent with the Notes (the “Operating Partnership Guarantee”) and (ii) deliver to the Trustee an Officer’s Certificate and an opinion of counsel to the effect that each of such supplemental indenture and such Operating Partnership Guarantee has been duly authorized, executed and delivered by, and constitutes a valid, legally binding and enforceable obligation of, the Operating Partnership, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws or by general principles of equity. Any such Operating Partnership Guarantee shall provide that Holders of the Notes shall be entitled to proceed directly against the Operating Partnership without exercising their remedies against any other obligor.

Section 402 Ranking. Any Operating Partnership Guarantee shall rank equally and ratably with all other existing and future unsecured and unsubordinated indebtedness of the Operating Partnership, shall rank senior to any subordinated indebtedness of the Operating Partnership that is not secured, and shall (i) effectively rank junior to any secured indebtedness of the Operating Partnership to the extent of the value of the collateral securing such indebtedness and (ii) be structurally subordinate to all of the indebtedness and other liabilities, whether secured or unsecured, if any, and any preferred equity, of the subsidiaries of the Operating Partnership.

Section 403 Waiver of Reimbursement, Indemnity and Subrogation Rights. If and for so long as the Operating Partnership guarantees the Notes, it shall agree in the supplemental indenture that it shall waive and shall not in any manner whatsoever claim or take the benefit or advantage of any right of reimbursement, indemnity or subrogation or any other right as a result of any payment by the Operating Partnership under any Operating Partnership Guarantee until the Notes have been paid in full.

Section 404 Release of any Operating Partnership Guarantee. Any Operating Partnership Guarantee shall be automatically released if (i) the Company exercises its option to discharge its obligations with respect to this Ninth Supplemental Indenture or the Notes, as applicable, pursuant to Article Four in the Original Indenture, or (ii) the Operating Partnership is no longer obligated on any other Funded Debt.

Section 405 Supplemental Indenture. The supplemental indenture shall provide that the obligations of the Operating Partnership under any Operating Partnership Guarantee shall be limited as necessary to prevent such Operating Partnership Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Article Five

FORM AND TERMS OF THE NOTES

This Article Five applies solely to the Notes and shall not affect the rights under the Original Indenture of the Holders of Securities of any other series.

Section 501 Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by two officers of the Company specified in Section 303 of the Original Indenture. The Notes may have such appropriate insertions, omissions, substitutions and other variations as are required or permitted by or pursuant to Original Indenture or this Ninth Supplemental Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may, consistently with the Original Indenture, be determined by the officer of the Company executing the Notes as evidenced by the execution of the Notes. Each Note shall be dated the date of its authentication or, if later (in the case of Notes issued in fully-registered global form pursuant to Section 501(1)), effectuation. The Notes and any beneficial interest in the Notes shall be in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Original Indenture as supplemented by this Ninth Supplemental Indenture; and the Company and the Trustee, by their execution and delivery of this Ninth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby; provided, that, to the extent of any inconsistency between the terms and provisions in the Original Indenture, as supplemented by this Ninth Supplemental Indenture, and those contained in the Notes, the Notes shall govern.

(1)            Global Note. The Notes designated herein shall be issued initially in the form of a fully-registered permanent global security (the “Global Note”) without coupons, kept by the CSK, as common safekeeper for the Clearing Systems, in accordance with applicable safekeeping procedures.

The Notes, while represented by the Global Note, are intended to be held in a manner whereby the Notes would be eligible to be pledged as collateral in European central banking and monetary operations (“Eurosystem collateral”). The Company shall use its reasonable best efforts to maintain and satisfy any requirements for such Eurosystem collateral eligibility.

(2)            Book-Entry Provisions. This Section 501(2) shall apply only to the Global Note kept by the CSK in accordance with applicable safekeeping procedures.

The Company shall execute and the Trustee shall, in accordance with this Section 501(2), authenticate and the CSK shall effectuate the Notes as herein provided. The aggregate principal amount of the Global Note may from time to time be increased or decreased by adjustments made on the Security Register.

Members of, or participants in, the Clearing Systems (“Agent Members”) shall have no rights under the Indenture with respect to the Global Note held on their behalf by the Clearing Systems or by the CSK as common safekeeper for the Clearing Systems or under the Global Note, and the nominee of the CSK may be treated by the Company, the Trustee, the Registrar, the Paying Agent, and any respective agent of the Company, the Trustee, the Registrar or the Paying Agent, as applicable, as the absolute owner and Holder of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee, the Registrar, the Paying Agent or any respective agent of the Company, the Trustee, the Registrar or the Paying Agent, as applicable, from giving effect to any written certification, proxy or other authorization furnished by the Clearing Systems or impair, as between the CSK, the Clearing Systems and its Agent Members, the operation of customary practices of the Clearing Systems governing the exercise of the rights of owners of beneficial interests in the Global Note.

(3)            Certificated Notes. Except as provided below, owners of beneficial interests in the Global Note shall not be entitled to receive Certificated Notes (as defined below). If required to do so pursuant to any applicable law or regulation, owners of a beneficial interest in the Notes may obtain Certificated Notes in exchange for their beneficial interests in the Global Note upon written request in accordance with the Clearing Systems’ and the Registrar’s procedures.

The Global Note shall be exchanged for one or more Notes in definitive, fully registered certificated form, without coupons (the “Certificated Notes”), if (i) the Company has been notified that the Clearing Systems (or any additional or alternative clearing system approved by the Company, the Trustee, the Registrar and the Paying Agent on behalf of which the Global Note may be held) has been closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or has announced an intention permanently to cease business or does in fact do so or (ii) an Event of Default in respect of the Notes has occurred and is continuing and the Registrar has received a request from the Clearing Systems.

Upon surrender by a Clearing System of the Global Note, Certificated Notes shall be issued to each person that the Clearing System identifies as the beneficial owner of the Notes represented by the Global Note. Upon the issuance of Certificated Notes, the Registrar is required to register the Certificated Notes in the name of that person or persons, or their nominee, and cause the Certificated Notes to be delivered thereto.

Neither the Company nor the Trustee will be liable for any delay by a Clearing System or any participant or indirect participant in the Clearing System in identifying the beneficial owners of the Notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from the Clearing System for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes.

In connection with the exchange of a Certificated Note, or a portion thereof, for a beneficial interest in the Global Note, the Trustee shall cancel such Certificated Note, or portion thereof, and the Company shall execute, and the Trustee shall authenticate and deliver, to the transferring Holder a new Certificated Note representing the principal amount not so transferred and shall make adjustments on the Security Register increasing the principal amount of the Global Note.

(4)            Transfer and Exchange of the Notes. Any Holder of the Global Note shall, by acceptance of the Global Note, agree that transfers of beneficial interests in the Global Note may be effected only through a book-entry procedures maintained by such Holder (or its agent), and that, subject to Section 501(3), ownership of a beneficial interest in the Notes represented thereby shall be required to be reflected in book-entry form. Transfers of the Global Note shall be limited to transfers in whole, and not in part, to the CSK, its successors and their respective nominees. Interests of beneficial owners in the Global Note shall be transferred in accordance with the rules and procedures of Euroclear and Clearstream.

(5)            Legends. The Global Note shall bear the following legend on the face thereof:

THIS CERTIFICATE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE NOMINEE OF THE ENTITY APPOINTED AS COMMON SAFEKEEPER (THE “CSK”) FOR CLEARSTREAM BANKING, S.A. (“CLEARSTREAM”) AND EUROCLEAR BANK SA/NV (“EUROCLEAR,” AND TOGETHER WITH CLEARSTREAM, THE “CLEARING SYSTEMS”).

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, And NOT IN PART, TO NOMINEES OF THE CSK OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

Section 502 Certain Terms of the Notes.

The terms of the Notes are established as set forth in this Ninth Supplemental Indenture and as further established in the form of Note attached hereto as Exhibit A. The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Original Indenture as supplemented by this Ninth Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Ninth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(1)            Title. The Notes shall constitute a series of Securities having the title “4.250% Senior Notes due 2032.”

(2)            Principal Amount. The Notes shall initially be limited to an aggregate principal amount of SIX HUNDRED FIfty MILLION EURO (€650,000,000). The Company may, from time to time, without notice to or the consent of any Holders, create and issue additional debt securities having the same terms as the Notes in all respects, except for the issue date, public offering price and, under certain circumstances, the date from which interest begins to accrue and the date of the first payment of interest thereon, provided that (i) such issuance complies with the covenants set forth in the Indenture and (ii) any additional debt securities must be fungible with the previously outstanding Notes for U.S. federal income tax purposes. Additional debt securities issued in this manner shall be consolidated with, and shall form a single series of debt securities under the Indenture with, the Notes. The Notes and any additional debt securities shall rank equally and ratably in right of payment and shall be treated as a single series of debt securities for all purposes under the Indenture.

(3)            Maturity Date; Principal Repayment. The Notes shall mature on July 23, 2032 (the “Stated Maturity Date”), unless redeemed prior to such date in accordance with Section 504. The principal of, and premium, if any, and interest, if any, on, each Note payable at maturity or earlier redemption shall be paid against presentation and surrender of the Note at the Office or Agency maintained for such purpose in London, initially the Office of the Paying Agent, or by electronic means, in Euro. Principal of, and premium, if any, and interest, if any, on, each Note represented by the Global Note shall be made in immediately available funds to the Clearing Systems or to the nominee of the CSK, as the case may be, as the registered Holder of the Global Note.

(4)            Interest Rate. Interest on the Notes shall accrue at the rate of 4.250% per year from, and including, May 16, 2024 or the most recent interest payment date to which interest has been paid or provided for, as the case may be, and shall be payable annually in arrears on July 23 of each year, beginning on July 23, 2024 (each, an “Interest Payment Date”) to each Holder in whose name a Note was registered on the relevant Regular Record Date. The first scheduled payment of interest on July 23, 2024, shall be in respect of a short first interest Accrual Period. Interest on the Notes shall be computed on the basis of the Day Count Convention. Interest on the Notes due on an Interest Payment Date shall be payable to the Paying Agent by electronic means, in Euro. Interest payable on the Global Note shall be made in immediately available funds to the Clearing Systems or to the nominee of the CSK, as the case may be, as the registered Holder of the Global Note. If any of the Notes are no longer represented by the Global Note, payment of interest on Certificated Notes may, at the option of the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, be made by electronic means directly to Holders at their registered addresses.

(5)            Issuance in Euro. Principal of, and premium, if any, and interest on the Notes shall be payable in Euro. If Euro is unavailable to the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, due to the imposition of exchange controls or other circumstances beyond the Company’s or the Operating Partnership’s, as applicable, control or the Euro is no longer used by the member states of the European Monetary Union that have adopted the Euro as their currency for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes shall be made in Dollars until Euro is again available to the Company or the Operating Partnership, as applicable, or so used. In such case, the amount payable on any date in Euro shall be converted to Dollars on the basis of the Market Exchange Rate on the second Business Day before the date that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the Notes so made in Dollars shall not constitute an Event of Default under the Indenture. Neither the Trustee nor any Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling re-denominations.

(6)            Sinking Fund Provisions. The Notes shall not be entitled to the benefits of, or be subject to, any sinking fund.

Section 503 Payment of Additional Amounts. All payments in respect of the Notes shall be made by the Company, or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, as applicable, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, shall pay to a Holder who is not a United States person such additional amounts (“Additional Amounts”) on such Notes as are necessary in order that the net payment by the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, of principal of, and premium, if any, and interest on, such Notes to such Holder, after such withholding or deduction, will not be less than the amount provided in such Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts will not apply:

1)	to any tax, assessment or other governmental charge that would not have been imposed but for the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

a)	being or having been engaged in a trade or business in the United States, or having had a permanent establishment in the United States, or having had a qualified business unit which has the United States dollar as its functional currency;

b)	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of such Notes, the receipt of any payment or the enforcement of any rights thereunder) or being considered as having such relationship, including being or having been a citizen or resident of the United States;

c)	being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a foreign personal holding company that has accumulated earnings to avoid U.S. federal income tax;

d)	being or having been a “10-percent shareholder” of the Company within the meaning of Section 871(h)(3) of the Code or any successor provision; or

e)	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

2)	to any Holder that is not the sole beneficial owner of a Note, or a portion of a Note, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

3)	to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States, of the Holder or beneficial owner of a Note, if compliance is required by statute, by regulation of the United States including any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

5)	to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

6)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

7)	to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

8)	to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code and related U.S. Department of Treasury Regulations and pronouncements (the Foreign Account Tax Compliance Act, or “FATCA”) or any successor provisions and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or

9)	in the case of any combination of items (1) through (8).

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this Section 503, the Company will not be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

Except as described in Section 5.02(5), any payments of Additional Amounts will be in Euro.

Whenever there is mentioned, in any context (except as otherwise provided in the proviso to this sentence), in this Ninth Supplemental Indenture, the payment of principal of, or premium, if any, or interest on, or in respect of, any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the terms of the Notes or the Indenture; provided that, notwithstanding the foregoing and also notwithstanding anything in the Indenture to the contrary, including Section 501(2) of the Original Indenture, the references to “principal” and “premium” and “Additional Amounts” appearing in Section 501(2) of the Original Indenture shall not include any Additional Amounts that may be payable in respect of the principal of or premium, if any, on the Notes.

Section 504 Redemption.

(1)            Optional Redemption. The Notes shall be redeemable, at the Company's sole option, in whole at any time or in part from time to time, in each case prior to April 23, 2032 (i.e., three months prior to the Stated Maturity Date) (the “Par Call Date”), for cash, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed that would be due if the Notes matured on the Par Call Date (exclusive of unpaid interest accrued to, but not including, such Redemption Date), discounted to such Redemption Date on an annual basis (based on the Day Count Convention) at the Comparable Government Bond Rate plus 0.300%, plus, in each case, unpaid interest, if any, accrued to, but not including, such Redemption Date.

In addition, at any time on or after the Par Call Date, the Notes shall be redeemable, at the Company's sole option, in whole at any time or in part from time to time, for cash, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued to, but not including, such Redemption Date.

Notwithstanding the foregoing, interest shall be payable to Holders of the Notes on the Regular Record Date applicable to an Interest Payment Date falling on or before such Redemption Date.

(2)            Redemption for Tax Reasons. If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States or any taxing authority thereof or therein, as applicable, or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after May 9, 2024, the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, becomes or, based upon a written opinion of independent counsel selected by the Company or the Operating Partnership, as applicable, shall become obligated to pay Additional Amounts with respect to the Notes, then the Company may at any time at its option, having given not less than 10 nor more than 60 days prior notice to Holders, redeem, in whole, but not in part, such Notes at a Redemption Price equal to 100% of the principal amount of the Notes, together with accrued and unpaid interest on the Notes to, but excluding, the Redemption Date.

(3)            Notice of Redemption. The Company (or, at the Company's request, the Paying Agent on its behalf) must transmit a notice of redemption to each Holder of Notes to be redeemed at least 10 days but not more than 60 days prior to the Redemption Date. Such notice of redemption shall specify the principal amount of Notes to be redeemed, the International Securities Identification Number (“ISIN”) and Common Code numbers of the Notes to be redeemed, the Redemption Date, the Redemption Price, the place or places of payment and that payment shall be made upon presentation and surrender of such Notes. Once notice of redemption is delivered to Holders, the Notes called for redemption shall become due and payable on the Redemption Date at the Redemption Price. On or prior to the Redemption Date, the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, shall deposit with the Trustee or the Paying Agent an amount of money sufficient, as determined by the Company, to redeem on the Redemption Date all the Notes so called for redemption at the Redemption Price.

In the case of a redemption of Notes represented by the Global Note, the Clearing Systems shall select the Notes for redemption according to the Clearing Systems’ stated procedures therefor, and the Registrar shall record such redemption in the Security Register and shall provide details of such redemption to the Clearing Systems. In the case of a redemption of Notes represented by the Global Note, the Paying Agent shall instruct the Clearing Systems to make such appropriate entries in their records in respect of all Notes redeemed by the Company to reflect such redemptions.

Unless there is a default in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the Notes or any portion of the Notes called for redemption from and including the Redemption Date.

If less than all of the Notes are to be redeemed, the Trustee, upon prior notice from the Company, shall select the Notes to be redeemed, which, in the case of Notes in book-entry form, shall be in accordance with the procedures of the applicable depositary or common safekeeper. The Trustee may select Notes and portions of Notes in amounts of €100,000 and integral multiples of €1,000 in excess thereof.

Section 505 Additional Terms.

The terms of this Section 505 apply solely to the Notes and shall not affect the rights under the Original Indenture of the Holders of Securities of any other series.

(1)            Defeasance. For purposes of Article Four under the Original Indenture, “Government Obligations” has the meaning set forth below:

“Government Obligations” means securities denominated in Euro that are (i) direct obligations of the Federal Republic of Germany, where the payment or payments thereunder are supported by the full faith and credit of the German government or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany, where the timely payment or payments thereunder are unconditionally guaranteed as a full faith and credit obligation by the German government, and which, in the case of (i) or (ii), are not callable or redeemable at the option of the issuer or issuers thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of or other amount with respect to any such Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of or other amount with respect to the Government Obligation evidenced by such depositary receipt; provided, however, if the Euro is no longer used by the member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all references herein to “Euro” shall be “U.S. Dollars,” “Federal Republic of Germany” shall be “United States” and “German government” shall be “United States Government.”

(2)            Notes Outstanding. In addition to the terms provided for in the Original Indenture, in the case of the Global Note, save for the purposes of determining Notes that are outstanding for consent or voting purposes under the Indenture, the Trustee shall rely on the records of the Clearing Systems in relation to any determination of the principal amount outstanding of the Global Note. For this purpose, “records” means the records that each of the Clearing Systems holds for its customers which reflect the amount of such customer’s interest in the Notes.

Article Six

MISCELLANEOUS

Section 601 Relationship with Indenture.

The terms and provisions contained in the Original Indenture shall constitute, and are hereby expressly made, a part of this Ninth Supplemental Indenture. However, to the extent any provision of the Original Indenture conflicts with the express provisions of this Ninth Supplemental Indenture, the provisions of this Ninth Supplemental Indenture shall govern and be controlling.

Section 602 Trust Indenture Act Controls.

If any provision of this Ninth Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Ninth Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this Ninth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Ninth Supplemental Indenture as so modified or excluded, as the case may be.

Section 603 Disclaimer

None of the Trustee, the Registrar, Transfer Agent nor any Paying Agent shall be liable for any failure on the part of the CSK to effectuate the Global Note or for any failure on the part of the CSK to do so in a timely manner, unless it shall be proved that the Trustee, Registrar, Transfer Agent or Paying Agent was negligent in instructing the CSK to effectuate the Global Note in accordance with the applicable provision hereof; provided, that the Trustee, Registrar, Transfer Agent or Paying Agent shall not be deemed to have acted with negligence if it shall have given such instructions in the manner and by the time prescribed by the CSK, provided further that in the absence of any such prescribed manner or timing, the Trustee, Registrar, Transfer Agent or Paying Agent shall be entitled to give, and shall incur no liability hereunder if it shall give, such instructions by facsimile transmission (without any requirement for telephonic confirmation) to a telephone number provided by the CSK for such purpose or by email to an email address provided by the CSK for such purpose and shall be protected in giving and shall incur no liability hereunder in giving such instructions no later than one Business Day after the applicable Global Note shall have been delivered to the Registrar for authentication.

Section 604 Governing Law.

This Ninth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

Section 605 Multiple Counterparts.

The parties may sign multiple counterparts of this Ninth Supplemental Indenture. Each signed counterpart shall be deemed an original but all of them together represent one and the same Ninth Supplemental Indenture.

Section 606 Severability.

Each provision of this Ninth Supplemental Indenture shall be considered separable and if for any reason any provision that is not essential to the effectuation of the basic purpose of this Ninth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 607 Ratification.

The Original Indenture, as supplemented and amended by this Ninth Supplemental Indenture, is in all respects ratified and confirmed. The Original Indenture and this Ninth Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Ninth Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law. The Trustee accepts the trusts created by the Original Indenture, as supplemented by this Ninth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Original Indenture, as supplemented by this Ninth Supplemental Indenture. The recitals and statements contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Ninth Supplemental Indenture.

Section 608 Headings.

The Section headings in this Ninth Supplemental Indenture are for convenience only and shall not affect the construction thereof.

Section 609 Effectiveness.

The provisions of this Ninth Supplemental Indenture shall become effective as of the date hereof.

Section 610 Electronic Signatures.

The Notes, this Ninth Supplemental Indenture and any notice or other communication sent to the Trustee hereunder requiring a signature must be signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing by the Trustee from time to time). The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed all as of the day and year first above written.

W. P. CAREY INC., as Issuer

By:	/s/ ToniAnn Sanzone
Name: ToniAnn Sanzone
Title: Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Vice President

[Signature Page to Ninth Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

THIS CERTIFICATE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE NOMINEE OF THE ENTITY APPOINTED AS COMMON SAFEKEEPER (THE “CSK”) FOR CLEARSTREAM BANKING, S.A. (“CLEARSTREAM”) AND EUROCLEAR BANK SA/NV (“EUROCLEAR” AND, TOGETHER WITH CLEARSTREAM, THE “CLEARING SYSTEMS”). TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, AND NOT IN PART, TO NOMINEES OF THE CSK OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

W. P. CAREY INC.

4.250% Senior Notes due 2032

REGISTERED	PRINCIPAL AMOUNT: €650,000,000

No. R-1

ISIN: XS2819335311

COMMON CODE: 281933531

This certifies that the person whose name is entered in the register maintained by the Registrar in relation to the Notes (the “Register”) is the duly registered holder (the “Holder”) of Notes in the aggregate principal amount of €650,000,000 or such other amount as is shown on Register as being represented by this Global Note and is duly endorsed (for information purposes only) in the fourth column of the Schedule of Increases and Decreases in Note attached to this Global Note.

W. P. CAREY INC. (the “Company”), a Maryland corporation, promises to pay to each Holder the aggregate principal amount shown on the Register as being represented by this Global Note on July 23, 2032 (the “Stated Maturity Date”) (unless redeemed on any day fixed for redemption prior to the Stated Maturity Date in accordance with the terms of this Note and the Indenture).

“Interest Payment Date”: July 23 of each year, commencing July 23, 2024 (short first coupon).

“Regular Record Date”: means the date that is (i) in the case of Notes represented by the Global Note, at the close of business on the clearing system business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding the relevant Interest Payment Date and (ii) in all other cases, 15 calendar days prior to the relevant Interest Payment Date.

“Issue Date”: May 16, 2024.

Additional provisions of this Note are set forth on the reverse side hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

W. P. CAREY INC.

By:
Name:	ToniAnn Sanzone
Title:	Chief Financial Officer

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

U.S. Bank trust company,
National Association, as
Trustee, certifies that this is one of the Notes
referred to in the Indenture.

By:
Authorized Signatory

Date:

EFFECTUATED for and on behalf of

CLEARSTREAM BANKING, S.A.

as common safekeeper, without recourse,
warranty or liability
By:
Authorized Signatory

Date:

FORM OF REVERSE SIDE OF GLOBAL NOTE

4.250% Senior Note due 2032

General. This Note is one of a duly authorized issue of Securities of W. P. Carey inc., a Maryland corporation, as issuer (the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), issued and to be issued in one or more series under an indenture (the “Original Indenture”), dated as of March 14, 2014, by and between the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank, National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), as supplemented by a Ninth Supplemental Indenture thereto, dated as of May 16, 2024 (the “Ninth Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), by and between the Company and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as “4.250% Senior Notes due 2032” (collectively, the “Notes”), limited, except as specified below, in aggregate principal amount to SIX HUNDRED AND FIFTY Million EURO (€650,000,000). To the extent the terms of this Note conflict with the terms of the Indenture, the terms of this Note shall govern. For the avoidance of doubt, the Notes (1) shall be evidenced by this Global Note at all times, (2) are Registered Securities as such term is defined in the Indenture and (3) shall be registered as to both principal and stated interest with such principal and interest payable solely to the Holders thereof in the manner provided in the Indenture; the Company shall take no action that would cause the Securities to not meet the foregoing requirements.

Payment of Interest. Interest on this Note shall be payable, annually in arrears, on each Interest Payment Date and shall be computed on the basis of the Day Count Convention. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered on the relevant Regular Record Date. Any such interest not punctually paid or duly provided for on an Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest may be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, not inconsistent with the requirements of the Irish Stock Exchange plc, trading as Euronext Dublin or any other securities exchange on which the Notes may be listed, all as more fully provided in the Indenture.

Interest on the Notes shall be payable to the Paying Agent by electronic means, in Euro. Interest payable on this Global Note shall be made in immediately available funds to the Clearing Systems or to the nominee of the CSK, as the case may be, as the registered Holder of this Global Note. If any of the Notes are no longer represented by this Global Note, payment of interest on the Notes in certificated form may, at the option of the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, be made by electronic means directly to Holders at their registered addresses.

Issuance in Euro. Principal of, and premium, if any, and interest on the Notes shall be payable in Euro. If Euro is unavailable to the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, due to the imposition of exchange controls or other circumstances beyond the Company’s or the Operating Partnership’s, as applicable, control or the Euro is no longer used by the member states of the European Monetary Union that have adopted the Euro as their currency for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes shall be made in Dollars until Euro is again available to the Company or the Operating Partnership, as applicable, or so used. In such case, the amount payable on any date in Euro shall be converted to Dollars on the basis of the Market Exchange Rate on the second Business Day before the date that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the Notes so made in Dollars shall not constitute an Event of Default under the Indenture. Neither the Trustee nor any Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling re-denominations.

“Market Exchange Rate” means the noon buying rate in the City of New York for cable transfers of Euro as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

Optional Redemption; Redemption for Tax Reasons. The provisions of Article Eleven of the Original Indenture shall apply to this Note, as supplemented or amended by the following paragraphs.

The Notes shall be redeemable, at the Company's sole option, in whole at any time or in part from time to time, in each case prior to April 23, 2032 (i.e., three months prior to the Stated Maturity Date) (the “Par Call Date”), for cash, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed that would be due if the Notes matured on the Par Call Date (exclusive of unpaid interest accrued to, but not including, such Redemption Date), discounted to such Redemption Date on an annual basis (based on the Day Count Convention) at the Comparable Government Bond Rate plus 0.300%, plus, in each case, unpaid interest, if any, accrued to, but not including, such Redemption Date.

In addition, at any time on or after the Par Call Date, the Notes shall be redeemable, at the Company's sole option, in whole at any time or in part from time to time, for cash, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued to, but not including, such Redemption Date.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States or any taxing authority thereof or therein, as applicable, or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after May 9, 2024, the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, becomes or, based upon a written opinion of independent counsel selected by the Company or the Operating Partnership, as applicable, shall become obligated to pay Additional Amounts with respect to the Notes, then the Notes may be redeemed at the option of the Company, in whole, but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, to, but excluding, such Redemption Date.

Notwithstanding the foregoing, interest shall be payable to Holders of the Notes on the Regular Record Date applicable to an Interest Payment Date falling on or before such Redemption Date.

The following definitions shall apply with respect to the foregoing:

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a Federal Government Bond of the Bundesrepublik Deutschland (a “German government bond”) whose maturity is closest to the maturity of the Notes to be redeemed (assuming the Notes matured on the Par Call Date), or if the Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by such Independent Investment Banker, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an Independent Investment Banker.

“Independent Investment Banker” means an independent investment banking institution of international standing appointed by the Company.

In order to exercise the Company’s right of optional redemption or redemption for tax reasons, the Company (or, at the Company's request, the Paying Agent on its behalf) must transmit a notice of redemption to each Holder of Notes to be redeemed at least 10 days but not more than 60 days prior to the Redemption Date. Such notice of redemption shall specify the principal amount of Notes to be redeemed, the ISIN and Common Code numbers of the Notes to be redeemed, the Redemption Date, the Redemption Price, the place or places of payment, and that payment shall be made upon presentation and surrender of such Notes. Once notice of redemption is delivered to Holders, the Notes called for redemption shall become due and payable on the Redemption Date at the Redemption Price. On or prior to the Redemption Date, the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, shall deposit with the Trustee or the Paying Agent an amount of money sufficient to redeem on the Redemption Date all the Notes so called for redemption at the Redemption Price.

Unless there is a default in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the Notes or any portion of the Notes called for redemption from and including the Redemption Date.

If less than all of the Notes are to be redeemed, the Trustee, upon prior notice from the Company, shall select the Notes to be redeemed, which, in the case of Notes in book-entry form, shall be in accordance with the procedures of the applicable depositary or common safekeeper. The Trustee may select Notes and portions of Notes in amounts of €100,000 and integral multiples of €1,000 in excess thereof.

Payment of Additional Amounts. All payments in respect of the Notes shall be made by Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein, as applicable, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, shall pay to a Holder who is not a United States person, as applicable, such additional amounts (the “Additional Amounts”) on the Notes as are necessary in order that the net payment by the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, of principal of, and premium, if any, and interest on, the Notes to such Holder, after such withholding or deduction, shall not be less than the amount provided in the Notes to be then due and payable, provided, however, that the foregoing obligation to pay Additional Amounts shall not apply to the exceptions provided for in Section 503 of the Ninth Supplemental Indenture.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided hereunder, neither the Company nor the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, shall be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

Place of Payment. The Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, shall make payment of the principal of, and premium, if any, and interest on, this Note to the Paying Agent by electronic means, in Euro.

Time of Payment. If an Interest Payment Date, the Stated Maturity Date or any Redemption Date falls on a day that is not a Business Day, the required payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, the Stated Maturity Date or such Redemption Date, as the case may be, and no additional interest shall accrue on such payment as a result of payment on such next succeeding Business Day.

Further Issuance. The Company may, from time to time, without notice to, or the consent of, the Holders of the Notes, create and issue additional debt securities (“Additional Securities”) having the same terms as the Notes in all respects, except for the issue date, public offering price and, under certain circumstances, the date from which interest begins to accrue and the first payment of interest thereon, provided that (i) such issuance complies with the covenants set forth in the Indenture and (ii) any additional debt securities must be fungible with the previously Outstanding Notes for U.S. federal income tax purposes. Any such Additional Securities issued in this manner shall be consolidated with, and shall form a single series of Securities under the Indenture, with the originally issued Notes. The Notes and any Additional Securities shall rank equally and ratably in right of payment and shall be treated as a single series of Securities for all purposes under the Indenture. For so long as this Note is represented by this Global Note, details of such Additional Securities may be entered in the records of the relevant Clearing Systems such that the nominal amount of Notes represented by this Global Note may be increased by the amount of such Additional Securities so issued.

Possible Future Operating Partnership Guarantee. Upon and following consummation of the UPREIT Reorganization, if the Operating Partnership incurs or assumes any recourse Funded Debt, or guarantees or otherwise becomes obligated with respect to any other entity's Funded Debt, then the Company shall cause the Operating Partnership, within 10 Business Days of such incurrence, assumption, guarantee or other action, to (i) execute and deliver to the Trustee a supplemental indenture, in form reasonably satisfactory to the Trustee, pursuant to which the Operating Partnership shall fully, unconditionally and irrevocably guarantee all of the payment and other obligations under the Notes in a timely manner on a senior unsecured basis and (ii) deliver to the Trustee an Officer's Certificate and an opinion of counsel to the effect that each of such supplemental indenture and such Operating Partnership Guarantee has been duly authorized, executed and delivered by, and constitutes a valid, legally binding and enforceable obligation of, the Operating Partnership, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws or by general principles of equity. Any such Operating Partnership Guarantee shall provide that Holders of the Notes shall be entitled to proceed directly against the Operating Partnership without exercising their remedies against any other obligor.

Events of Default. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared, and in certain cases shall automatically become, due and payable in the manner and with the effect provided in the Indenture.

Sinking Fund. The Notes are not subject to, or entitled to the benefits of, any sinking fund.

Satisfaction and Discharge. The Indenture contains provisions where, upon the Company’s direction and satisfaction of certain conditions, the Indenture shall cease to be of further effect with respect to the Notes, subject to the survival of specified provisions of the Indenture.

Legal Defeasance and Covenant Defeasance. The Indenture contains provisions for legal defeasance of certain obligations of the Company and the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, under this Note and the Indenture and covenant defeasance of certain obligations of the Company and the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, under the Indenture.

Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, and the rights of the Holders of the Securities. Such amendment and modification may be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected thereby (voting as separate classes). The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series, on behalf of the Holders of all Outstanding Securities of such series, to waive compliance by the Company or the Operating Partnership, as applicable, with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series to waive, on behalf of the Holders of all Outstanding Securities of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver in respect of the Notes shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

Limitation on Suits. As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of at least 25% in aggregate principal amount of the Outstanding Notes, as well as an offer of indemnity or security reasonably satisfactory to it, and no inconsistent direction has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes. Notwithstanding any other provision of the Indenture, each Holder of a Note shall have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest on, such Note on the respective due dates therefor and to institute suit for the enforcement therefor, and this right shall not be impaired without the consent of such Holder.

Authorized Denominations. The Notes are issuable only in registered form without coupons in minimum denominations of €100,000 or any integral multiple of €1,000 in excess thereof.

Effectuation. This Note shall not be valid for any purposes until it has been effectuated for or on behalf of the entity appointed as common safekeeper by Euroclear Bank SA/NV and Clearstream Banking, S.A.

Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the register of the Notes maintained by the Notes Registrar upon surrender of this Note for registration of transfer, at the Office of the Paying Agent (or, otherwise, in accordance with applicable procedures of Euroclear and Clearstream) duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Notes Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees. The Indenture is written with the intention of meeting the requirements for the Note to be in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any other relevant or successor provisions of the Code) and is to be so construed.

As provided in the Indenture and subject to certain limitations herein and therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, the Trustee and any agent of the Company, the Operating Partnership if an Operating Partnership Guarantee has been issued, the Trustee or the Paying Agent may treat the Holder as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, the Trustee, the Paying Agent or any such agent shall be affected by notice to the contrary.

Defined Terms. All terms used but not defined in this Note shall have the meanings assigned to them in the Indenture.

Governing Law. The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Company has caused “ISIN” numbers and a Common Code to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such ISIN number or Common Code printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address,
including postal zip code, of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Trustee, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee

SCHEDULE OF INCREASES OR DECREASES IN NOTE

The following increases or decreases in this Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Note	Amount of increase in Principal Amount of this Note	Principal Amount of this Note following such decrease or increase	Signature of authorized signatory of Common Service Provider to the Clearing Systems